Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-114744 of Avis Budget Group, Inc. (formerly Cendant Corporation), on Form S-8 of our report dated June 28, 2007, appearing in this Annual Report on Form 11-K of the AB Car Rental Services, Inc. Retirement Savings Plan for Bargaining Hourly Employees for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP
New York, New York
June 28, 2007